Exhibit 3.1

Amendment to Bylaws

Of

Hour Loop, Inc.

a Delaware corporation

Adopted March 16, 2026

The Bylaws of Hour Loop, Inc. (the “Corporation”) are hereby amended as follows:

The second sentence of Section 7.4 of the Bylaws is hereby amended and restated in its entirety to provide as follows:

If any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 115 of the DGCL or in connection with any other claim that a stockholder, acting in its capacity as a stockholder or in the right of the Corporation, has brought in an action, suit or proceeding.

The following sentence is hereby added to the end of Section 7.4 of the Bylaws:

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including, in each case, any and all claims brought either directly or derivatively.

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